SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to Sec. 240.14a-12.

iShares, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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IMPORTANT NOTICE REGARDING YOUR INVESTMENT

iShares MSCI Austria Index Fund

iShares MSCI Netherlands Index Fund

October 25, 2007

Dear Shareholder,

As you may know, the Board of Directors of iShares, Inc. has called a special meeting of shareholders (a “Shareholder Meeting”) to be held on December 7, 2007. At the Shareholder Meeting, you will be asked to vote on two important proposals: (1) approval of a change to your Fund’s investment objective and (2) reclassification of your Fund’s investment objective from fundamental to non-fundamental.

Each Fund’s underlying index is administered by MSCI, Inc. (“MSCI”) which has announced that it is making changes to the methodology it uses to calculate its current indices, including the underlying indices of the Funds. These changes will make it more difficult to manage the Funds and to comply with portfolio diversification and concentration requirements and could result in adverse tax consequences for Fund shareholders. MSCI has also announced creation of new indices, including the MSCI Austria Investable Market Index and the Netherlands Investable Market Index.

As a result, the Board of Directors of each Fund is asking shareholders to approve a change in the underlying index of the Fund from its current MSCI index to the new MSCI index. The Board is also seeking approval to reclassify the Fund’s investment objective to a non-fundamental policy in order to provide the Board additional flexibility to manage the Funds and allow the Funds to adapt more quickly to future changes in business and investment opportunities.

Your vote is very important. If we do not receive enough votes to constitute a quorum, no vote may be taken and no changes may be made to the investment objectives of the Funds.

To vote your shares, the following voting options have been set up for your convenience.

1. Vote by Touch-tone Phone. You may cast your vote by calling the toll free number on the enclosed voting form. Please have the voting form available at the time of the call.

2. Vote Through the Internet. You may cast your vote by logging on to www.proxyvote.com and enter your control number found on the enclosed voting form.

3. Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy ballot(s) in the postage-prepaid return envelope provided.

Please call toll-free 1-866-822-1238 if you have any questions regarding this Shareholder Meeting.

If your vote has not been received as the Shareholder Meeting date approaches, you may be contacted by a representative of our proxy firm to remind you of the importance of voting your shares.

We thank you for your time and for your continuing investment in iShares.

Sincerely,

Eilleen M. Clavere

Secretary

Dear [Firm] Representatives,

iShares would like to make you aware that the iShares MSCI Austria Index Fund and the iShares MSCI Netherlands Index Fund (the “Funds”) will conduct a shareholder vote at a special meeting of shareholders on December 7, 2007. Proxy statements containing information about the proposals to be voted on were mailed to shareholders of these Funds on approximately October 8.

Shareholders of each Fund will vote on 2 important proposals: approval of a change to the Fund’s investment objective and reclassification of the Fund’s investment objective from fundamental to-non fundamental. Attached is an extract from the proxy statement that describes these proposals.

It is important that you and your clients vote. We ask you to follow up with your proxy department to ensure that your firm votes its positions and that you receive voting instructions from your clients. We believe these changes would benefit shareholders of the Funds and we would appreciate anything you can do to encourage your clients to vote.

Please call toll-free 1-866-822-1238 if you would like more information about the special meeting or the proposals to be voted on at the special meeting.

Thank you for your time and consideration.

Eilleen M. Clavere

Secretary

QUESTIONS AND ANSWERS ABOUT THE PROXY

Q. What proposals am I being asked to vote on?

A. You are being asked to:

•	approve a change in the investment objective of your Fund; and
•	approve a change in the classification of your Fund’s investment objective from a fundamental investment policy to a non-fundamental investment policy.

The purpose and effect of approval of these proposals is described elsewhere in this proxy statement.

Q. Why are shareholders of the Funds being asked to approve changes to their Fund’s investment objective?

A. Each Fund’s investment objective is to seek investment results that correspond generally to the price and yield performance, before fees and expenses, of a particular index. Each Fund’s current underlying index (each, a “Current Index” and together, the “Current Indices”) is sponsored and administered by Morgan Stanley Capital International Inc. (“MSCI”), which has announced that it is making certain changes to the methodology it uses to calculate the Current Indices.

After the methodology changes, each Fund’s Current Index will contain fewer constituents and reflect a narrower section of the market than is currently the case. BGFA believes the reduction in the number of securities included in the Current Indices will make it more difficult to manage the Funds and to comply with portfolio diversification and concentration requirements and could result in adverse tax consequences for shareholders of the Funds. MSCI has also announced the creation of new indices, including the MSCI Austria Investable Market Index and MSCI Netherlands Investable Market Index (each, a “Proposed Index” and together, the “Proposed Indices”), which are intended to provide broader coverage of the investable market of each country.

The Proposed Indices will include a greater number of index constituents than the Current Indices will contain following the methodology changes announced by MSCI, and BGFA believes the Proposed Indices will (i) adequately represent the publicly traded securities market in Austria and the Netherlands, as applicable, (ii) permit greater portfolio management flexibility for the Funds and (iii) facilitate compliance with portfolio diversification and concentration requirements. Accordingly, BGFA recommends that shareholders approve the changes to the Proposed Indices.

The following table sets forth the Current Index and Proposed Index for each Fund:

Fund	Current Index	Proposed Index
iShares MSCI Austria Index Fund	MSCI Austria Index	MSCI Austria Investable Market Index
iShares MSCI Netherlands Index Fund	MSCI Netherlands Index	MSCI Netherlands Investable Market Index

The Board has unanimously approved the change to each Fund’s investment objective and is seeking shareholder approval of these changes. More information about this proposal is included in under “Proposal 1: To Approve a Change in Each Fund’s Investment Objective.”

Q. Why are shareholders of the Funds being asked to reclassify their Fund’s investment objective as a non-fundamental policy?

A. The Board is seeking shareholder approval to reclassify each Fund’s investment objective as a non-fundamental policy to provide the Board with additional flexibility to manage the Funds and allow the Funds to adapt more quickly to future changes in business and investment opportunities. More information is included under “Proposal 2: To Approve a Change in the Classification of Each Fund’s Investment Objective from a Fundamental Investment Policy to a Non-Fundamental Investment Policy.”

Q. How does the Board recommend that I vote?

A. After careful consideration, the Board, including Board members who are not affiliated with iShares, Inc. or BGFA, unanimously recommends that you vote in favor of the proposals you are considering.

Q. What will happen if shareholders of a Fund do not approve these proposals?

A. If shareholders of a Fund do not approve either Proposal, the Fund will not change its underlying index and the Fund’s investment objective will remain classified as a fundamental policy. In that case, the Fund may not be able to comply with regulatory requirements relating to portfolio diversification and concentration, resulting in adverse tax consequences for shareholders of the Fund, and the Board may determine to recommend to BGFA that the Fund be liquidated and terminated. If shareholders of a Fund approve the change to their Fund’s investment objective but do not approve the reclassification of their Fund’s investment objective as a non-fundamental policy, the Fund’s investment objective will change to seek to track the applicable Proposed Index and such investment objective will remain classified as a fundamental policy. If shareholders of a Fund approve the reclassification of their Fund’s investment objective as a non-fundamental policy but do not approve the change to their Fund’s investment objective, the Fund’s investment objective will be reclassified as a non-fundamental policy which may be changed without shareholder approval but the Fund’s investment objective will not change. In such case the Board may subsequently vote to change the Fund’s investment objective as proposed in Proposal 1, which it would be able to do without shareholder approval.

Q. What will happen if the Funds do not receive enough votes to hold the Special Meeting?

A. If a Fund does not receive enough votes to hold the Special Meeting, the meeting may be adjourned by a majority of a Fund’s shareholders present in person or by proxy. If there are insufficient votes to approve the Proposals, the persons named as proxies may propose one or more adjournments of the Special Meeting to permit additional time for the solicitation of proxies, in accordance with applicable law.

Q. Who may vote on these proposals?

A. Any person who owned shares of a Fund at the close of business on the Record Date, October 1, 2007, is entitled to vote on matters affecting that Fund. You may cast one vote for each share you owned and a fractional vote for each fractional share you owned on the Record Date.

Q. I am a small investor. Does my vote matter?

A. Your vote makes a difference. If many shareholders like you fail to vote, your Fund may not receive enough votes to hold the Special Meeting. If this happens, we will need to solicit votes again or take other action pursuant to the direction of the Board.

Q. Whom should I call if I have questions?

A. You can call our proxy agent, The Altman Group, at 1-866-822-1238 between the hours of 10:00 a.m. and 10:00 p.m. Eastern time, Monday through Friday.